Exhibit 5.1

Postbus 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 717 10 00 F +31 20 717 11 11	Draft dated 21 March 2007 Subject to opinion committee approval

Eurand N.V. Olympic Plaza Fred. Roeskestraat 123 1076 EE Amsterdam The Netherlands

Ladies and Gentlemen,

Offering of Ordinary Shares of Eurand N.V.

This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form F-1 filed by you with the U.S. Securities and Exchange Commission (as amended, the “Registration Statement”).

We have acted as your legal counsel as to Netherlands law in connection with (i) the issuance of up to 7,000,000 newly to be issued ordinary shares in registered form with a nominal value of EUR 0.01 (the “New Shares”) in the capital of Eurand N.V., a public company with limited liability (naamloze vennootschap), organized under the laws of the Netherlands (“Eurand”) and, upon exercise by the underwriters of the over-allotment option pursuant to an underwriting agreement among the underwriters (as mentioned in the Registration Statement), Eurand and Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Ventures International, L.P. and Gearóid M. Faherty (jointly the “Selling Shareholders”), (ii) the sale by the Selling Shareholders collectively of up to 1,050,000 existing ordinary shares in registered form with a nominal value of EUR 0.01 (the “Existing Shares”) in the capital of Eurand.

Except as otherwise defined herein, capitalized terms herein are used herein as

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

defined in the Registration Statement. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

This opinion letter is addressed to you. It may be relied upon only in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation or warranty or other information contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon the following documents: (i) a copy of the deed of incorporation of Eurand, dated 20 December 1984, (ii) a copy of the current articles of association of Eurand as amended on 30 November 2006, (iii) the minutes of an extra-ordinary general meeting of shareholders A of Eurand held on • 2007, (iv) the minutes of an extra-ordinary general meeting of shareholders of Eurand held on • 2007, (v) resolutions of the board of Eurand adopted on • 2007; the minutes and resolutions mentioned in (iii) through (v) respectively are collectively referred to as the “Resolutions”, (vi) a copy of the share register of Eurand,  (vii) a draft private deed of issue dated • 2007 (document reference number 50070614 AMS C 517543 / •, the “Deed of Issue”) relating to the issuance of the New Shares by Eurand to Cede & Co as nominee of Depository Trust Company, (viii) an extract dated today from the Commercial Register relating to Eurand and (ix) a certificate dated today and signed by the Chief Financial Officer of Eurand that (X) Eurand has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets and (Y) the Resolutions are in full force and effect, correctly reflect the resolutions stated in them and the factual statements made in the Resolutions are complete and correct.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts and the opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands law. We do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as these rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax laws. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands law and our general conditions and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                      all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same;

b.                                     no defects attach to the incorporation of Eurand (aan haar totstandkoming kleeft geen gebrek) and its deed of incorporation has been executed on the basis of a valid declaration of no-objection by a civil law notary who had the power and authority to execute such deed;

c.                                      the Selling Shareholders, upon having been issued the Existing Shares, have not subsequently transferred or otherwise disposed (beschikken) of any of the Existing Shares or agreed thereto or having been ordered thereto by a court other than pursuant to the Deed of Transfer;

d.                                     the New Shares will be issued pursuant to the Deed of Issue, all parties to this deed, other than Eurand, will have the corporate power to execute such deed and all parties, including Eurand, will take all corporate action required to execute such deed and to issue the New Shares; and

e.                                      all entries in the share register of Eurand are complete and correct.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter, we are of the opinion that:

1.                                   Eurand has been duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under Netherlands law.

2.                                   The Existing Shares have been validly created, have been validly issued to the Selling Shareholders, have been fully paid up as to their nominal value and are non-assessable.

3.                                   The New Shares, when issued pursuant to the Deed of Issue validly signed on behalf of all parties thereto and paid for in accordance with the underwriting agreement described in the prospectus comprising a part of the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.                               The term “non-assessable” as used herein means that a holder of a share will not by reason of being merely such a holder, be subject to assessment or calls by Eurand or its creditors for further payment on such share.

B.                                 Registration in, or deregistration from a share register is not a constitutive requirement under the laws of the Netherlands for (a) the authorisation, creation, issue, transfer, cancellation or redemption of shares in the capital of a company or (b) the creation of any lien, claim or other encumbrance, including without limitation a right of pledge or a right of usufruct with respect to shares; consequently, there is no way of verifying conclusively whether the information contained in a share register is accurate.

We consent to the filing of this opinion as an exhibit to the Registration Statement hereby and further consent to the reference to our firm in the Registration Statement under the caption “Legal Matters”.

Yours faithfully,

NautaDutilh N.V.